Exhibit 107
Calculation of Filing Fee Tables
424(b)(2)
(Form Type)
PPL Capital Funding, Inc.
(Exact Name of Registrant as Specified in its Charter)
PPL Corporation
(Exact Name of
Registrant
as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Debt	5.250% Senior Notes due 2034	Rule 457(r)	$750,000,000	99.486%	$746,145,000	0.00014760	$110,131.01

	Debt	Guarantees of 5.250% Senior Notes Due 2034(2)	—	—	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$746,145,000		$110,131.01

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$110,131.01

(1)
This registration fee table shall be deemed to update the “Registration fee” in Item 14. Other Expenses of Issuance and Distribution in the Registration Statement on Form
S-3
(File
No. 333-277140
and
333-277140-04)
in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933.

(2)
The debt securities issued by PPL Capital Funding, Inc. are guaranteed by PPL Corporation. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee is payable with respect to the guarantees.